Exhibit 21

NB&T FINANCIAL GROUP, INC.

SUBSIDIARIES OF THE REGISTRANT

NAME OF CORPORATION	STATE OF INCORPORATION	PERCENTAGE OF OWNERSHIP
The National Bank and Trust Company	Ohio	100%
NB&T Insurance Group, Inc.	Ohio	100%
NB&T Statutory Trust III	Delaware	100%

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